Exhibit 10.5

TRANSITIONAL SERVICES AGREEMENT

Between

AMTD GROUP COMPANY LIMITED

and

AMTD DIGITAL INC.

Dated as of May 18, 2021

i

Section 5.16	Counterparts	16
Section 5.17	Severability	16
Section 5.18	Incorporation by Reference	16
Section 5.19	Governing Law and Jurisdiction	16

ii

TRANSITIONAL SERVICES AGREEMENT

This Transitional Services Agreement is dated as of May 18, 2021, by and between AMTD Group Company Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“AMTD Parent”), and AMTD Digital Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“AMTD Digital”).

R E C I T A L S

WHEREAS, as of the date hereof, AMTD Parent, together with its subsidiaries including AMTD International Inc., AMTD Education Group and AMTD Assets Alpha Group, effectively owns 28,953,305 and 19,892,000 issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares of AMTD Digital respectively, representing in aggregate 72.2% of the total issued and outstanding Ordinary Shares of AMTD Digital;

WHEREAS, the parties currently contemplate that AMTD Digital will seek an initial public offering (the “IPO”) pursuant to a registration statement on Form F-1 confidentially submitted for review and comment by the SEC under the U.S. Securities Act of 1933, as amended, to be filed publicly with the SEC via its EDGAR system (the date of such public filing, the “Public Filing Date”) following the substantial completion of such review and comment and as financial market conditions permit (as so filed, and as amended thereafter from time to time, the “IPO Registration Statement”);

WHEREAS, AMTD Parent and AMTD Digital have entered into that certain master transaction agreement, dated as of May 18, 2021 (the “Master Transaction Agreement”), which sets forth and memorializes the principal arrangements between AMTD Parent and AMTD Digital regarding their relationship from and after the filing of the IPO Registration Statement and the consummation of the IPO, including the entering into of this Agreement; and

WHEREAS, the parties desire that members of AMTD Group will continue to provide certain services to members of AMTD Digital Group and that members of AMTD Digital Group will also provide certain services to members of AMTD Group.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants, and undertakings contained herein and the transactions contemplated by the Master Transaction Agreement, the receipt and sufficiency of which are acknowledged, the parties hereby mutually agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. Capitalized terms used and not otherwise defined herein will have the meanings ascribed to such terms in the Master Transaction Agreement. Capitalized terms used in the Schedule but not otherwise defined therein, will have the meaning ascribed to such word in this Agreement. For purposes of this Agreement, the following words and phrases will have the following meanings:

“Additional Services” has the meaning set forth in Section 2.2 of this Agreement.

“Affiliate” of any Person means a Person that controls, is controlled by, or is under common control with such Person; provided that, under this Agreement, “Affiliate” of any member of AMTD Group excludes members of AMTD Digital Group, and “Affiliate” of any member of AMTD Digital Group excludes members of AMTD Group. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” means this Transitional Services Agreement, together with the Schedule hereto, as the same may be amended from time to time in accordance with the provisions hereof.

“Allocated Cost” has the meaning set forth in Section 2.6 of this Agreement.

“AMTD Digital” has the meaning set forth in the preamble of this Agreement.

“AMTD Digital Group” means AMTD Digital and its subsidiaries.

“AMTD Group” means AMTD Parent and its subsidiaries, other than AMTD Digital and its subsidiaries.

“AMTD Parent” has the meaning set forth in the preamble of this Agreement.

“Ancillary Agreement” means any agreement between AMTD Parent and AMTD Digital including the Master Transaction Agreement and Non-Competition Agreement.

“Claims” has the meaning set forth in Section 5.2(d) of this Agreement.

“Class A Ordinary Shares” means the class A ordinary shares of AMTD Digital, par value US$0.0001 per share.

“Class B Ordinary Shares” means the class B ordinary shares of AMTD Digital, par value US$0.0001 per share.

“Force Majeure Event” has the meaning set forth in Section 2.4(b) of this Agreement.

“Governmental Authority” means any federal, state, local, foreign, or international court, government, department, commission, board, bureau, agency, official, or other regulatory, administrative, or governmental authority.

“Historical Levels” has the meaning set forth in Section 2.4(a) of this Agreement.

“Indemnitee” has the meaning set forth in Section 5.2(d) of this Agreement.

“Indemnitor” has the meaning set forth in Section 5.2(d) of this Agreement.

“Information” means information in written, oral, electronic, or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee, or business information or data.

“Initial Services” has the meaning set forth in Section 2.1 of this Agreement.

“IPO” has the meaning set forth in the recitals to this Agreement.

“IPO Registration Statement” has the meaning set forth in the recitals to this Agreement.

“Law” means any law, statute, rule, regulation or other requirement imposed by a Governmental Authority.

“Master Transaction Agreement” has the meaning set forth in the recitals to this Agreement.

“Non-Competition Agreement” has the meaning set forth in Section 2.1 of the Master Transaction Agreement.

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity, and any Governmental Authority.

“Provider” means, with respect to any particular Service, the entity or entities identified on the Schedule as the party to provide such Service.

“Provider Personnel” has the meaning set forth in Section 2.9 of this Agreement.

“Public Filing Date” has the meaning set forth in the recitals to this Agreement.

“Recipient” means, with respect to any particular Service, the entity or entities identified on the Schedule as the party to receive such Service.

“Review Meetings” has the meaning set forth in Section 2.11 of this Agreement.

“Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Service Period” means, with respect to any Service, the period commencing on the Public Filing Date and ending on the earlier of (i) the date the Recipient terminates the provision of such Service pursuant to Section 4.2, (ii) the date the Provider terminates the provision of such Service pursuant to Section 4.3, or (iii) the date that is 18 months after the Public Filing Date.

“Services” has the meaning set forth in Section 2.2 of this Agreement.

“System” means the software, hardware, data store or maintenance and support components or portions of such components of a set of information assets identified in a Schedule.

“Tax” means all forms of direct and indirect taxation or duties imposed, or required to be collected or withheld, including charges, together with any related interest, penalties, or other additional amounts.

“Termination Fees” has the meaning set forth in Section 4.2 of this Agreement.

“Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.

“Work Product” has the meaning set forth in Section 2.10 of this Agreement.

ARTICLE II

SERVICES

Section 2.1 Initial Services. Except as otherwise provided herein, during the applicable Service Period, each Provider agrees to provide, or with respect to any service to be provided by an Affiliate of the Provider, to cause such Affiliate to provide, to the Recipient, or with respect to any service to be provided to an Affiliate of the Recipient, to such Affiliate, the services that have been provided by the Provider and any of its Affiliates to the Recipient or its Affiliate (the “Initial Services”), including but not limited to the services set forth on the Schedule (the “Schedule”) annexed hereto.

Section 2.2 Additional Services. From time to time during the applicable Service Period, the parties may identify additional services that the Provider will provide to the Recipient in accordance with the terms of this Agreement (the “Additional Services” and, together with the Initial Services, the “Services”). If the parties agree to add any Additional Services, the parties will mutually create a Schedule or amend the existing Schedule for each such Additional Service setting forth the identities of the Provider and the Recipient, a description of such Service, the term during which such Service will be provided, the cost, if any, for such Service and any other provisions applicable thereto. In order to become a part of this Agreement, such amendment to the Schedule must be executed by a duly authorized representative of each party, at which time such Additional Service will, together with the Initial Services, be deemed to constitute a “Service” for the purposes hereof and will be subject to the terms and conditions of this Agreement. The parties may, but will not be required to, agree on Additional Services during the applicable Service Period. Notwithstanding anything to the contrary in the foregoing or anywhere else in this Agreement, any service actually performed by the Provider upon written or oral request by the Recipient in connection with this Agreement will be deemed to constitute a “Service” for the purposes of Article III and Section 5.2, but such “Service” will only be incorporated into this Agreement by an amendment as set forth in this Section 2.2 and Section 5.11. Notwithstanding the foregoing, neither party will have any obligation to agree to provide Additional Services.

Section 2.3 Scope of Services. Notwithstanding anything to the contrary herein, (a)neither the Provider nor any of its Affiliates will be required to perform or to cause to be performed any of the Services for the benefit of any third party or any other person other than the applicable Recipient or its Affiliates, and (b) the Provider makes no warranties, express or implied, with respect to the Services, except as provided in Section 2.5.

Section 2.4 Limitation on Provision of Services.

(a) Except as expressly contemplated in the Schedule, neither the Provider nor any of its Affiliates will be obligated to perform or to cause to be performed any Service in a volume or quantity that exceeds on an annualized basis 150 percent of the historical volumes or quantities of Services performed by it or its Affiliates for the business of the Recipient during calendar year 2020, without reference to the transactions contemplated by the Master Transaction Agreement (“Historical Levels”); provided, however, that if the Recipient wishes to increase the volume or quantity of such Services provided under this Agreement by more than such amount, the Recipient will make a request to the appropriate Provider in writing in accordance with Section 5.13 at least fifteen (15) days prior to the next Review Meeting setting out in as much detail as reasonably possible the change requested and the reason for requesting the change, which request will be considered at the next Review Meeting. The Provider may, in its sole discretion, choose to accommodate or not to accommodate any such request in part or in full.

(b) In case performance of any terms or provisions hereof will be delayed or prevented, in whole or in part, because of, or related to, compliance with any Law, decree, request, or order of any Governmental Authority, either local, state, federal, or foreign, or because of riots, war, public disturbance, strike, labor dispute, fire explosion, storm, flood, acts of God, major breakdown or failure of transportation, manufacturing, distribution, or storage facilities, or for any other reason which is not within the control of the party whose performance is interfered with and which by the exercise of reasonable diligence such party is unable to prevent (each, a “Force Majeure Event”), then upon prompt notice by the party so suffering to the other party, the party suffering will be excused from its obligations hereunder during the period such Force Majeure Event continues, and no liability will attach against either party on account thereof. No party will be excused from performance if such party fails to use reasonable diligence to remedy the situation and remove the cause and effect of the Force Majeure Event.

(c) If the Provider is unable to provide a Service hereunder because it does not have the necessary assets because such asset was transferred from the Provider to the Recipient, the parties will determine a mutually acceptable arrangement to provide the necessary access to such asset and until such time as access is provided, the Provider’s failure to provide such Service will not be a breach of this Agreement.

(d) Notwithstanding anything to the contrary contained herein, this Agreement will not constitute an agreement for the Provider to provide Services to the Recipient to the extent that the provision of any such Services would not be in compliance with applicable Laws.

Section 2.5 Standard of Performance; Standard of Care.

(a) The Provider will use its commercially reasonable efforts to provide and cause its Affiliates to provide the Services in a manner which is substantially similar in nature, quality, and timeliness to the services provided by the applicable Provider to the applicable Recipient immediately prior to the date hereof; provided, however, that nothing in this Agreement will require the Provider to prioritize or otherwise favor the Recipient over any third parties or any of the Provider’s or the Provider’s Affiliates’ business operations. The Recipient acknowledges that the Provider’s obligation to provide the Services is contingent upon the Recipient (i) providing in a timely manner all information, documentation, materials, resources and access requested by the Provider and (ii) making timely decisions, approvals and acceptances and taking in a timely manner such other actions requested by the Provider, in each case that the Provider (in its reasonable business judgment) believes is necessary or desirable to enable the Provider to provide the Services; provided, however, that the Provider requests such approvals, information, materials or services with reasonable prior notice to the extent practicable. Notwithstanding anything to the contrary herein, the Provider shall not be responsible for any failure to provide any Service in the event that the Recipient has not fully complied with the immediately preceding sentence. The parties acknowledge and agree that nothing contained in the Schedule will be deemed to (x) increase or decrease the standard of care imposed on the Provider, (y) expand the scope of the Services to be provided as set forth in Article II, except to the extent that the Schedule references a Service that was not provided immediately prior to the date hereof, or (z) limit Sections 5.1 and 5.2.

(b) In providing the Services, except to the extent necessary to maintain the level of Service provided on the date hereof (or with respect to any Additional Service, the agreed-upon level), the Provider will not be obligated to: (i) hire any additional employees or (ii) purchase, lease, or license any additional equipment, software, or other assets; and in no event will the Provider be obligated to (x) maintain the employment of any specific employee or (y) pay any costs related to the transfer or conversion of the Recipient’s data to the Provider or any alternate supplier of Services. Further, the Provider will have the right to designate which personnel it will assign to perform the Services, and it will have the right to remove and replace any such personnel at any time or designate any of its Affiliates or a third party provider at any time to perform the Services. At the Recipient’s request, the Provider will consult in good faith with the Recipient regarding the specific personnel to provide any particular Services; provided, however, that the Provider’s decision will control and be final and binding.

(c) The Provider’s sole responsibility to the Recipient for errors or omissions committed by the Provider in performing the Services will be to correct such errors or omissions in the Services at no additional cost to the Recipient; provided, however, that the Recipient must promptly advise the Provider of any such error or omission of which it becomes aware after having used commercially reasonable efforts to detect any such errors or omissions.

(d) The parties and their respective Affiliates will use good faith efforts to cooperate with each other in connection with the performance of the Services hereunder, including producing on a timely basis all information that is reasonably requested with respect to the performance of Services; provided, however, that such cooperation not unreasonably disrupt the normal operations of the parties and their respective Affiliates; provided further, that the party requesting cooperation will pay all reasonable out-of-pocket costs and expenses incurred by the party furnishing cooperation, unless otherwise expressly provided in this Agreement or the Master Transaction Agreement. Such cooperation will include exchanging information, providing electronic access to systems used in connection with the Services and obtaining or granting all consents, licenses, sublicenses, or approvals necessary to permit each party to perform its obligations hereunder. Notwithstanding anything in this Agreement to the contrary, the Recipient will be solely responsible for paying for the costs of obtaining such consents, licenses, sublicenses, or approvals, including reasonable legal fees and expenses. Either party providing electronic access to systems used in connection with Services may limit the scope of access to the applicable requirements of the relevant matter through any reasonable means available, and any such access will be subject to the terms of Section 5.8. The exchange of information or records (in any format, electronic or otherwise) related to the provision of Services under this Agreement will be made to the extent that (i) such information or records exist and are created in the ordinary course, (ii) do not involve the incurrence of any material expense, and (iii) are reasonably necessary for any such party to comply with its obligations hereunder or under applicable Law. Subject to the foregoing terms, the parties will cooperate with each other in making information available as needed in the event of a Tax audit or in connection with statutory or governmental compliance issues, whether in Hong Kong, Singapore or any other country; provided, however, that the provision of such information will be without representation or warranty as to the accuracy or completeness of such information. For the avoidance of doubt, and without limiting any privilege or protection that now or hereafter may be shared by the Provider and the Recipient, neither party will be required to provide any document if the party who would provide such document reasonably believes that so doing would waive any privilege or protection (e.g., attorney-client privilege) applicable to such document.

(e) If the Provider reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents (e.g., third-party approvals or instructions or approvals from the Recipient required in the ordinary course of providing a Service), licenses, sublicenses, or approvals contemplated by Section 2.5(d), such failure shall not constitute a breach hereof by the Provider and the parties will cooperate to determine the best alternative approach; provided, however, that in no event will the Provider be required to provide such Service until an alternative approach reasonably satisfactory to the Provider is found or the consents, licenses, sublicenses, or approvals have been obtained.

Section 2.6 Prices for Services. Services provided to any Recipient pursuant to the terms of this Agreement will be charged at the prices set forth for such Services in the Schedule. At the end of each year during the Service Period, the Provider will determine and allocate the charges, costs and expenses incurred by the Provider to the Recipient on the basis set forth in the Schedule (collectively, “Allocated Cost”) during the previous year. In determining any cost based on actual usage, the Provider will deliver to the Recipient documentation for such cost at the reasonable request of the Recipient.

Section 2.7 Changes in Services. The parties agree and acknowledge that any Provider may make changes from time to time in the manner of performing the applicable Services if such Provider is making similar changes in performing similar services for itself, its Affiliates or other third parties, if any, and if such Provider furnishes to the Recipient substantially the same notice (in content and timing) as such Provider provides to its Affiliates or other third parties, if any, respecting such changes. In addition, and without limiting the immediately preceding sentence in any way, and notwithstanding any provision of this Agreement to the contrary, such Provider may make any of the following changes without obtaining the prior consent of the Recipient: (a) changes to the process of performing a particular Service that do not adversely affect the benefits to the Recipient of such Provider’s provision or quality of such Service in any material respect or materially increase the charge for such Service; (b) emergency changes on a temporary and short-term basis; and (c) changes to a particular Service in order to comply with applicable Law or regulatory requirements.

Section 2.8 Services Performed by Third Parties. Nothing in this Agreement will prevent the Provider from using its Affiliates or third parties to perform all or any part of a Service hereunder. The Provider will remain fully responsible for the performance of its obligations under this Agreement in accordance with its terms, including any obligations it performs through its Affiliates or third parties, and the Provider will be solely responsible for payments due any such Affiliates or third parties.

Section 2.9 Responsibility for Provider Personnel. All personnel employed, engaged or otherwise furnished by the Provider in connection with its rendering of the Services will be the Provider’s employees, agents or subcontractors, as the case may be (collectively, “Provider Personnel”). The Provider will have the sole and exclusive responsibility for Provider Personnel, will supervise Provider Personnel and will cause Provider Personnel to cooperate with the Recipient in performing the Services in accordance with the terms and conditions of Section 2.5. The Provider will pay and be responsible for the payment of any and all premiums, contributions and taxes for workers’ compensation insurance, unemployment compensation, disability insurance, and all similar provisions now or hereafter imposed by any Governmental Authority with respect to, or measured by, wages, salaries, or other compensation paid, or to be paid, by the Provider to Provider Personnel.

Section 2.10 Services Rendered as a Work-For-Hire; Return of Equipment; Internal Use; No Sale, Transfer, Assignment; Copies. All materials, software, tools, data, inventions, works of authorship, documentation, and other innovations of any kind, including any improvements or modifications to the Provider’s proprietary computer software programs and related materials, that the Provider, or personnel working for or through the Provider, may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing Services or as a result of such Services, whether or not eligible for patent, copyright, trademark, trade secret, or other legal protection (collectively the “Work Product”), as between the Provider and the Recipient, will be solely owned by the Provider. Upon the termination of any of the Services, (a) the Recipient will return to the Provider, as soon as practicable, any equipment or other property of the Provider relating to such terminated Services which is owned or leased by the Provider and is, or was, in the Recipient’s possession or control; and (b) the Provider will transfer to the Recipient, as soon as practicable, any and all supporting, back-up, or organizational data or information of the Recipient used in supplying the Service to the Recipient. In addition, the parties will use good-faith efforts at the termination of this Agreement or any specific Service provided hereunder, to ensure that all user identifications and passwords related thereto, if any, are canceled, and that any other data (as well as any and all back-up of that data) pertaining solely to the other party and related to such Service will be returned to such other party and deleted or removed from the applicable computer systems. All systems, procedures and related materials provided to the Recipient are for the Recipient’s internal use only and only as related to the Services or any of the underlying Systems used to provide the Services, and unless the Provider gives its prior written consent in each and every instance (in its sole discretion), the Recipient may not sell, transfer, assign, or otherwise use the Services provided hereunder, in whole or in part, for the benefit of any person other than an Affiliate of the Recipient. The Recipient will not copy, modify, reverse engineer, decompile, or in any way alter Systems without the Provider’s express written consent (in its sole discretion).

Section 2.11 Cooperation. Each party will designate in writing to the other party one (1) representative to act as a contact person with respect to all issues relating to the provision of the Services pursuant to this Agreement. Such representatives will hold review meetings by telephone or in person, as mutually agreed upon, approximately once every year to discuss issues relating to the provision of the Services under this Agreement (“Review Meetings”). In the Review Meetings such representatives will be responsible for (a) discussing any problems identified relating to the provision of Services and, to the extent changes are agreed upon, implementing such changes and (b) providing notice that any Service has since the prior Review Meeting for the first time exceeded, or is anticipated to exceed, the usual and customary volume for such Service as described in the Schedule.

ARTICLE III

CHARGES AND PAYMENT

Section 3.1 Procedure. Charges for the Services will be charged to and payable by the Recipient. Amounts payable pursuant to the terms of this Agreement will be paid to the Provider on an annual basis.

Section 3.2 Late Payments. Charges not paid within thirty (30) days after the date when payable will bear interest at the rate of 0.75% per month for the period commencing on the due date and ending on the date that is thirty (30) days after such due date, and thereafter at the rate of 1.5% per month until the date payment is received in full by the Provider.

ARTICLE IV

TERM AND TERMINATION

Section 4.1 Termination Dates. Unless otherwise terminated pursuant to this Article IV, this Agreement will terminate with respect to any Service at the close of business on the last day of the Service Period for such Service, unless the parties have agreed in writing to an extension of the Service Period.

Section 4.2 Early Termination by the Recipient. As provided in the Schedule (regarding the required number of days for written notice), the Recipient may terminate this Agreement with respect to either all or any one or more of the Services, at any time and from time to time (except in the event such termination will constitute a breach by Provider of a third-party agreement related to providing such Services), by giving the required written notice to the Provider of such termination (each, a “Termination Notice”). Early termination by the Recipient will obligate the Recipient to pay to the Provider a termination fee equal to the direct costs incurred by the Provider and any of its Affiliates in connection with their provision of Services at the time of the early termination (the “Termination Fees”). Unless provided otherwise in the Schedule, all Services of the same type must be terminated simultaneously. As soon as reasonably practicable after its receipt of a Termination Notice, the Provider will advise the Recipient as to whether early termination of such Services will require the termination or partial termination, or otherwise affect the provision of, certain other Services. If this will be the case, the Recipient may withdraw its Termination Notice within ten (10) days. If the Recipient does not withdraw the Termination Notice within such period, such termination will be final and the Recipient will be deemed to have agreed to the termination, partial termination, or affected provision of such other Services and to pay the Termination Fees.

Section 4.3 Termination by the Provider. The Provider may terminate this Agreement with respect to either all or any one or more of the Services, at any time and from time to time, by giving the required written notice to the Recipient of such termination, if (a)members of the AMTD Group no longer collectively own at least twenty percent (20%) of the voting power of the then outstanding securities of AMTD Digital, or (b) AMTD Parent, collectively with the other members of the AMTD Group, ceases to be the largest beneficial owner of the then outstanding voting securities of AMTD Digital (for purposes of this clause (b), without considering holdings of institutional investors that have acquired AMTD Digital securities in the ordinary course of their business and not with a purpose nor with the effect of changing or influencing the control of AMTD Digital). Additionally, the Provider may terminate this Agreement by giving written notice of such termination to the Recipient, if the Recipient breaches any material provision of this Agreement (including a failure to timely pay an invoiced amount); provided, however, that the Recipient will have thirty (30) days after receiving such written notice to cure any breach which is curable before the termination becomes effective.

Section 4.4 Effect of Termination of Services. In the event of any termination with respect to one or more, but less than all, of the Services, this Agreement will continue in full force and effect with respect to any Services not so terminated. Upon the termination of any or all of the Services, the Provider will cease, or cause its applicable Affiliates or third-party providers to cease, providing the terminated Services. Upon each such termination, the Recipient will promptly (a) pay to the Provider all fees accrued through the effective date of the Termination Notice, and (b) reimburse the Provider for the termination costs actually incurred by the Provider resulting from the Recipient’s early termination of such Services, if any, including those costs owed to third-party providers, but excluding costs related to the termination of any particular Provider employees in connection with such termination of Services (including wrongful termination claims) unless the Recipient was notified in writing that such particular employees were being engaged in order for the Provider to provide such Services.

Section 4.5 Data Transmission. In connection with the termination of a particular Service, on or prior to the last day of each relevant Service Period, the Provider will cooperate fully and will cause its Affiliates to cooperate fully to support any transfer of data concerning the relevant Services to the applicable Recipient. If requested by the Recipient in connection with the prior sentence, the Provider will deliver and will cause its Affiliates to deliver to the applicable Recipient, within such time periods as the parties may reasonably agree, all records, data, files, and other information received or computed for the benefit of such Recipient during the Service Period, in electronic and/or hard copy form; provided, however, that (a) the Provider will not have any obligation to provide or cause to provide data in any non-standard format and (b) if the Provider, in its sole discretion, upon request of the Recipient, chooses to provide data in any non-standard format, the Provider and its Affiliates will be reimbursed for their reasonable out-of-pocket costs for providing data electronically in any format other than its standard format, unless expressly provided otherwise in the Schedule.

ARTICLE V

MISCELLANEOUS

Section 5.1 DISCLAIMER OF WARRANTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PROVIDER MAKES NO AND DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, WITH RESPECT TO THE SERVICES, TO THE EXTENT PERMITTED BY APPLICABLE LAW. THE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY, OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE.

Section 5.2 Limitation of Liability; Indemnification.

(a) Each party acknowledges and agrees that the obligations of the other party hereunder are exclusively the obligations of such other party and are not guaranteed directly or indirectly by such other party’s shareholders, members, managers, officers, directors, agents, or any other person. Except as otherwise specifically set forth in the Master Transaction Agreement, and subject to the terms of this Agreement, each party will look only to the other party and not to any manager, director, officer, employee, or agent for satisfaction of any claims, demands, or causes of action for damages, injuries, or losses sustained by any party as a result of the other party’s action or inaction.

(b) Notwithstanding (i) the Provider’s agreement to perform the Services in accordance with the provisions hereof, or (ii) any term or provision of the Schedule to the contrary, the Recipient acknowledges that performance by the Provider of the Services pursuant to this Agreement will not subject the Provider, any of its Affiliates or their respective members, shareholders, managers, directors, officers, employees, or agents to any liability whatsoever, except as directly caused by the gross negligence or willful misconduct on the part of the Provider or any of its members, shareholders, managers, directors, officers, employees, and agents; provided, however, that the Provider’s liability as a result of such gross negligence or willful misconduct will be limited to an amount not to exceed the lesser of (x) the price paid for the particular Service, (y) the Recipient’s or its Affiliate’s cost of performing the Service itself during the remainder of the applicable Service Period, or (z) the Recipient’s cost of obtaining the Service from a third party during the remainder of the applicable Service Period; provided further that the Recipient and its Affiliates will exercise their commercially reasonable efforts to minimize the cost of any such alternatives to the Services by selecting the most cost effective alternatives which provide the functional equivalent of the Services replaced.

(c) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ITS RESPECTIVE AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY THE OTHER PARTY OR ITS AFFILIATES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT EITHER PARTY OR ITS RESPECTIVE AFFILIATES IS REQUIRED TO PAY (A) ANY AMOUNT ARISING OUT OF THE INDEMNITY SET FORTH IN SECTION 5.2(b) AND (B) ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR LOST PROFITS TO A THIRD PARTY WHO IS NOT AN AFFILIATE OF EITHER PARTY, IN EACH CASE IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES OF THE INDEMNIFIED PARTY AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 5.2(c).

(d) The Recipient agrees to indemnify and hold harmless the Provider, the Provider or its Affiliates and their respective members, shareholders, managers, directors, officers, employees, and agents with respect to any claims or liabilities (including reasonable attorneys’ fees) (“Claims”), which may be asserted or imposed against the Provider or such persons by a third party who is not an affiliate of either party, as a result of (i) the provision of the Services pursuant to this Agreement, or (ii) the material breach by the Recipient of a third-party agreement that causes or constitutes a material breach of such agreement by the Provider, except (with respect to both of the foregoing) for any claims which are directly caused by the gross negligence or willful misconduct of the Provider or such persons. Each party as indemnitee (“Indemnitee”) will give the other party as indemnitor (“Indemnitor”) prompt written notice of any Claims. If Indemnitor does not notify Indemnitee within a reasonable period after Indemnitor’s receipt of notice of any Claim that Indemnitor is assuming the defense of Indemnitee, then until such defense is assumed by Indemnitor, Indemnitee shall have the right to defend, contest, settle, or compromise such Claim in the exercise of its reasonable judgment and all costs and expenses of such defense, contest, settlement, or compromise (including reasonable outside attorneys’ fees and expenses) will be reimbursed to Indemnitee by Indemnitor. Upon assumption of the defense of any such Claim, Indemnitor will, at its own cost and expense, select legal counsel, conduct and control the defense and settlement of any suit or action which is covered by Indemnitor’s indemnity. Indemnitee shall render all cooperation and assistance reasonably requested by the Indemnitor and Indemnitor will keep Indemnitee fully apprised of the status of any Claim. Notwithstanding the foregoing, Indemnitee may, at its election and sole expense, be represented in such action by separate counsel and Indemnitee may, at its election and sole expense, assume the defense of any such action, if Indemnitee hereby waives Indemnitor’s indemnity hereunder. Unless Indemnitee waives the indemnity hereunder, in no event shall Indemnitee, as part of the settlement of any claim or proceeding covered by this indemnity or otherwise, stipulate to, admit or acknowledge any liability or wrongdoing (whether in contract, tort or otherwise) of any issue which may be covered by this indemnity without the consent of the Indemnitor (such consent not to be unreasonably withheld or delayed).

Section 5.3 Compliance with Law and Governmental Regulations. The Recipient will be solely responsible for (a) compliance with all Laws affecting its business and (b) any use the Recipient may make of the Services to assist it in complying with such Laws. Without limiting any other provisions of this Agreement, AMTD Digital agrees and acknowledges that AMTD Parent has no responsibility or liability for advising AMTD Digital with respect to, or ensuring its compliance with, any public disclosure, its compliance or reporting obligations (including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, and rules and regulations promulgated under such Acts or any successor provisions), regardless of whether any failure to comply results from information provided hereunder.

Section 5.4 No Partnership or Joint Venture; Independent Contractor. Nothing contained in this Agreement will constitute or be construed to be or create a partnership or joint venture between the parties or any of their respective Affiliates, successors, or assigns. The parties understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other party, or to bind any other party in any manner whatsoever. The parties expressly acknowledge that the Provider is an independent contractor with respect to the Recipient in all respects, including with respect to the provision of the Services.

Section 5.5 Non-Exclusivity. The Provider and its Affiliates may provide services of a nature similar to the Services to any other Person. There is no obligation for the Provider to provide the Services to the Recipient on an exclusive basis.

Section 5.6 Expenses. Except as otherwise provided herein, each party will pay its own expenses incident to the negotiation, preparation, and performance of this Agreement, including the fees, expenses, and disbursements of their respective investment bankers, accountants, and counsel.

Section 5.7 Further Assurances. From time to time, each party will use its commercially reasonable efforts to take or cause to be taken, at the cost and expense of the requesting party, such further actions as may be reasonably necessary to consummate or implement the transactions contemplated hereby or to evidence such matters.

Section 5.8 Confidentiality.

(a) Subject to Section 5.8(c), each party, on behalf of itself and its respective Affiliates, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel, and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to such party’s confidential and proprietary information pursuant to policies in effect as of the date hereof, all Information concerning the other party and its Affiliates that is either in its possession (including Information in its possession prior to the date hereof) or furnished by the other party, its Affiliates or their respective directors, officers, managers, employees, agents, accountants, counsel, and other advisors and representatives at any time pursuant to this Agreement or otherwise, and will not use any such Information other than for such purposes as will be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or its Affiliates or any of their respective directors, officers, managers, employees, agents, accountants, counsel, and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or its Affiliates) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference or prior access to any proprietary or confidential Information of the other party.

(b) Each party agrees not to release or disclose, or permit to be released or disclosed, any Information of the other party or its Affiliates to any other Person, except its directors, officers, employees, agents, accountants, counsel, and other advisors and representatives who need to know such Information (who will be advised of their obligations hereunder with respect to such Information), except in compliance with Section 5.8(c); provided, however, that any Information may be disclosed to third parties (who will be advised of their obligation hereunder with respect to such Information) retained by the Provider as the Provider reasonably deems necessary to perform the Services.

(c) In the event that any party or any of its Affiliates either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable Law (including pursuant to any rule or regulation of any Governmental Authority) or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or of the other party’s Affiliates) that is subject to the confidentiality provisions hereof, such party will notify the other party prior to disclosing or providing such Information and will cooperate at the expense of such other party in seeking any reasonable protective arrangements (including by seeking confidential treatment of such Information) requested or required by such other party. Subject to the foregoing, the person that received such a request or determined that it is required to disclose Information may thereafter disclose or provide Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority; provided, however, that such Person provides the other party upon request with a copy of the Information so disclosed.

Section 5.9 Headings. The Section and paragraph headings contained in this Agreement or in the Schedule hereto and in the table of contents to this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

Section 5.10 Interpretation. For all purposes of this Agreement and the Schedule delivered pursuant to this Agreement: (a) the terms defined in Section 1.1 have the meanings assigned to them in Section 1.1 and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned under the International Financial Reporting Standards issued by the International Accounting Standard Board as in effect from time to time; (c) all references in this Agreement to designated “Sections,” “Schedule,” and other subdivisions are to the designated Sections, Schedule, and other subdivisions of the body of this Agreement; (d) pronouns of either gender or neuter will include, as appropriate, the other pronoun forms; (e) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision; (f) “or” is not exclusive; (g) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to,” respectively; (h) “party” or “parties” refer to a party or parties to this Agreement unless otherwise indicated; (i) any definition of, or reference to, any law, agreement, instrument, or other document herein will be construed as referring to such law, agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified; and (j) any definition of, or reference to, any statute will be construed as referring also to any rules and regulations promulgated thereunder.

Section 5.11 Amendments. This Agreement (including the Schedule) may not be amended except by an instrument in writing executed by a duly authorized representative of each party. By an instrument in writing, the Provider, on the one hand, or the Recipient, on the other hand, may waive compliance by the other with any term or provision of this Agreement (including the Schedule) that such other party was or is obligated to comply with or perform. Any such waiver will only be effective in the specific instance and for the specific and limited purpose for which it was given and will not be deemed a waiver of any other provision of this Agreement (including the Schedule) or of the same breach or default upon any recurrence thereof. No failure on the part of any party to exercise and no delay in exercising any right hereunder will operate as a waiver thereof nor will any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 5.12 Inconsistency. Neither the making nor the acceptance of this Agreement will enlarge, restrict or otherwise modify the terms of the Master Transaction Agreement or constitute a waiver or release by any party of any liabilities, obligations or commitments imposed upon them by the terms of the Master Transaction Agreement, including the representations, warranties, covenants, agreements, and other provisions of the Master Transaction Agreement. In the event of any conflict between the terms of this Agreement (including the Schedule), on the one hand, and the terms of the Master Transaction Agreement, on the other hand, with respect to the subject matters of this Agreement, the terms of this Agreement will control. In the event of any inconsistency between the terms of this Agreement, on the one hand, and any of the Schedule, on the other hand, the terms of this Agreement (other than charges for Services) will control.

Section 5.13 Notices. Notices, offers, requests or other communications required or permitted to be given by a party pursuant to the terms of this Agreement shall be given in writing to the other party to the following addresses:

if to AMTD Parent:

23/F-25/F Nexxus Building

41 Connaught Road Central

Hong Kong

Attention: *********************

Facsimile: *********************

Email: *********************

if to AMTD Digital:

25/F Nexxus Building

41 Connaught Road Central

Hong Kong

Attention: *********************

Facsimile: *********************

Email: *********************

or to such other address, facsimile number, or email address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance or termination shall be sent by hand delivery or recognized overnight courier. All other notices may also be sent by facsimile or email, confirmed by mail. All notices shall be deemed to have been given when received, if hand delivered; when transmitted, if transmitted by facsimile or email; upon confirmation of delivery, if sent by recognized overnight courier; and upon receipt if mailed.

Section 5.14 Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights and obligations of the parties may be assigned by any party without the prior written consent of the other party, except that (a) the Recipient may assign its rights under this Agreement to any Affiliate or Affiliates of the Recipient without the prior written consent of the Provider, (b) the Provider may assign any rights and obligations hereunder to (i) any Affiliate or Affiliates of the Provider capable of providing such Services hereunder or (ii) third parties to the extent such third parties are routinely used to provide the Services to Affiliates and businesses of the Provider, in either case without the prior written consent of the Recipient, and (c) an assignment by operation of Law in connection with a merger or consolidation will not require the consent of the other party. Notwithstanding the foregoing, each party will remain liable for all of its respective obligations under this Agreement. Subject to the first sentence of this Section 5.14, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns and no other person will have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 5.14 will be void.

Section 5.15 Entire Agreement. This Agreement, the Ancillary Agreements, the Schedule and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments, and conversations with respect to such subject matter and there are no agreements or understandings between the parties with respect to such subject matter other than those set forth or referred to herein or therein.

Section 5.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means will be effective as delivery of a manually executed counterpart of this Agreement.

Section 5.17 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement will nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

Section 5.18 Incorporation by Reference. The Schedule to this Agreement is incorporated herein by reference and made a part of this Agreement as if set forth in full herein.

Section 5.19 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong. Subject to Section 6.1 of the Master Transaction Agreement, each of the parties hereby submits unconditionally to the jurisdiction of, and agrees that venue shall lie exclusively in, the courts located in Hong Kong for purposes of the resolution of any disputes arising under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first written above.

AMTD Group Company Limited

By:	/s/ Marcellus Wong
	Name:	Marcellus Wong
	Title:	Director

AMTD Digital Inc.

By:	/s/ Mark Lo
	Name:	Mark Lo
	Title:	Director

[Signature Page to Transitional Services Agreement]

SCHEDULE

SERVICES

Types of Services:

1.	Administrative Support Services, including but not limited to secretarial support, event management, conference management, and other day-to-day office support services.

2.	Marketing and Branding Support Services, including but not limited to advertising and promotional events, production of publications and/or brochures.

3.

Technology Support Services, including but not limited to network design, optimization and maintenance, system support and upgrade, technology and infrastructure support, management of information technology equipment, technical support and disaster recovery, and complementary product development.

4.	Provision of Office Space and Facilities.

Provider: AMTD Parent or an Affiliate of AMTD Parent

Recipient: AMTD Digital or an Affiliate of AMTD Digital

Scope and Annual Volume of Each Type of Services: Based on the Recipient’s reasonable request subject to the terms of this Agreement, provided that the Provider actually performs such Service for itself or its Affiliates.

Prices for Services:

1.	Administrative Support Services: Fixed rate of HK$3,600,000 per year.

2.	Marketing and Branding Support Services: To be determined based on actual usage.

3.	Technology Support Services: To be determined based on actual usage.

4.	Provision of Office Space and Facilities: To be determined based on actual space occupied.

Required Notice Period for Termination by Recipient Pursuant to Section 4.2 of this Agreement: 30 days

Required Notice Period for Termination by Recipient Pursuant to Section 4.3 of this Agreement: 30 days

Schedule-1-1